Exhibit 10.2

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1
Main Tel (905) 726-2462 Direct Tel (905) 726-7196 Direct Fax (905) 726-7167
February 3, 2005	PRIVATE & CONFIDENTIAL

Mr. Paul Cellucci
 [ADDRESS]

Dear Paul:

Re: Employment with Magna Entertainment Corp.

In accordance with our recent discussions, this letter will confirm the terms and conditions of your employment with Magna Entertainment Corp. (the "Corporation"), as follows:

1.
Position:    You are appointed as Executive Vice President, Corporate Development, reporting to the Chairman of the Corporation or his designee(s).

2.
Remuneration:    You shall receive a Base Salary of US$515,000 per annum (less statutorily required deductions), payable in arrears in equal instalments in accordance with the Corporation's standard payroll practices.

3.
Guaranteed Bonus:    In addition to your Base Salary, you shall receive a Guaranteed Bonus (inclusive of all entitlement to vacation pay, whether vacation is taken or not in any period and less the required withholding taxes and other statutory deductions) in the amount of US$250,000 for each full fiscal year completed during your employment with the Corporation to be paid in accordance with the Corporation's policies. This bonus shall be prorated for the period commencing with your Start Date and ending December 31, 2005.

You and the Corporation will attempt to settle upon a mutually agreeable profit sharing arrangement, whereby you will receive a percentage of the net profits of MEC based on your success in implementing free enterprise principles and improving the regulatory frameworks for horse racing and gaming, in the jurisdictions in which the Corporation operates (the "Profit Sharing Bonus"). In the event the Profit Sharing Bonus is so determined and agreed upon, you shall receive the greater of the Guaranteed Bonus and the Profit Sharing Bonus for each full fiscal year completed during your employment with the Corporation to be paid in accordance with the Corporation's policies. For the 2005 fiscal year, the Profit Sharing Bonus would be prorated. In the absence of an agreement regarding the Profit Sharing Bonus, the Guaranteed Bonus shall continue until such time as the Profit Sharing Bonus is determined and agreed upon.

4.
Benefits:    During your employment by the Corporation, you will be entitled to:

(a)
participate in all group benefit programs generally applicable to salaried employees of the Corporation from time to time;

(b)
four (4) weeks vacation in respect of each completed twelve (12) month period in accordance with the Corporation's policy, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof; and

(c)
reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time.

5.
Other:    Subject to the express approval of the Compensation Committee of the Board of Directors of MEC and compliance with all applicable laws, MEC shall grant you options to purchase 75,000 shares of Class A Subordinate Voting Stock of MEC at an exercise price per share which is equal to the greater of: (i) the closing trading price of the shares on the trading day immediately preceding the date that the options are granted, and (ii) 110% of the net book value per share of MEC as of the end of the most recently completed quarterly reporting period for which MEC has publicly announced its results. Subject to the approval of the Compensation Committee, the options will have a term of ten (10) years from date of grant and will vest one-fifth on the date of grant and an additional one-fifth on each of the first four (4) anniversaries of the date of grant. The grant of options will be subject to you entering into a Stock Option Agreement with MEC in the standard form used by MEC from time to time for employee stock option grants under MEC's Long-Term Incentive Plan. Should your employment with the Corporation terminate, the term of your options shall be reduced as provided in the Stock Option Agreement referred to above. Such options shall be subject to all other terms and conditions set forth in the Stock Option Agreement referred to above and/or in MEC's Long-Term Incentive Plan. Upon receipt of an executed copy of this Agreement, we will place this matter before the Compensation Committee of the Board of Directors of MEC at the earliest reasonable opportunity.

6.
Termination:    This agreement and your employment, including all benefits provided for under this agreement, will immediately terminate (a) upon acceptance by the Corporation of your voluntary resignation, (b) upon your death, (c) at the Corporation's option upon your disability for an aggregate of six (6) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability, or (d) if you are dismissed by the Corporation for cause under common or statute law or for breach of the terms of this agreement.

  Otherwise, you may, at any time for any reason, terminate your employment and this agreement by providing the Corporation with six (6) months' prior written notice of intention to terminate. The Corporation may, at any time and for any reason, terminate your employment and this agreement immediately, without cause, by providing you with twelve (12) months' prior written notice of intention to terminate. Alternatively, at any time and for any reason, the Corporation may elect to terminate your employment and this agreement immediately, without cause, by paying you a retiring allowance equal to twelve (12) months' Base Salary and Guaranteed Bonus (calculated based on your Base Salary and Annual Bonus in the full fiscal year ending immediately prior to the date of termination), and less statutorily required deductions.

  In the event that you breach the provisions of paragraph 7, the payment of any further amounts under this agreement will immediately cease. Further, the amount paid in each instalment will be offset by any income earned by you, during the period you are entitled to receive instalments, regardless of whether such income is earned from alternate or self-employment.

  The termination provisions set forth above represent all severance pay entitlement, notice of termination or termination pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation (including, specifically, any preceding employment by the Corporation, its respective affiliated or associated companies as the case may be, all of the foregoing are hereinafter collectively referred to as the ("MEC Group")), and the termination of your employment and this agreement.

7.
You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

i)
Technology, Know-How, Inventions, Patents:    That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the MEC Group shall be the exclusive property of the MEC Group and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

ii)
Confidentiality:    You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them. In addition, if requested at any time, you shall execute a separate form of Employee Confidentiality Agreement as a condition of your continued employment.

iii)
Non-Competition:    You shall not during the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, directly or indirectly, in any capacity compete with the business of the Corporation or of any member of the MEC Group in respect of which you have had access to proprietary or confidential information or solicit the employees thereof.

8.
Other Conditions:    You shall carry out your day-to-day duties from Massachusetts; however, you acknowledge that you will be expected to engage in extensive business travel based on the nature of your position and job responsibilities and the location of MEC's properties and operations.

9.
Start Date:    Your employment with the Corporation shall commence on May 1, 2005.

10.
Governing Law:    This Agreement and the legal relations hereby created between you and the Corporation shall be governed by and construed under the and in accordance with the internal laws of the State of Delaware, without regard to conflicts of law principles.

11.
Assignability:    This Agreement may be assigned by the Corporation in its sole discretion to any other member of the MEC Group without your prior consent. Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this agreement.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies of this agreement in the places indicated and return two fully signed copies to the attention of Keith Stein by February 21, 2005, after which time, if not so signed and returned, this agreement shall become null and void and of no effect. Upon execution by you, this agreement i) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the MEC Group and ii) replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation, or any member of the MEC Group.

Yours very truly,

Frank Stronach
Chairman

/elw

I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all of the terms and conditions of my employment with Magna Entertainment Corp. and that no other terms, conditions or representations other than those within this letter form part of this agreement and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation. Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential or proprietary, or comes into the public domain.

Date	Paul Cellucci